EXHIBIT 99.1

Berkshire Hills welcomes Baye Adofo-Wilson, Rheo A. Brouillard and William H. Hughes III to Board and announces additional changes

BOSTON, May 30, 2019. Berkshire Hills Bancorp, Inc. (NYSE: BHLB), the financial holding company for Berkshire Bank, today announced the appointment of three new members to the Board of Directors:

Baye Adofo-Wilson, Esq. has over 20 years of experience in law and business development, with a focus on community development, including the position of Deputy Mayor/Director, Economic and Housing Development for the City of Newark, New Jersey.  Currently, Mr. Adofo-Wilson is Of Council at Rainon, Coughlin & Minchello focusing on redevelopment law and specializing in New Jersey’s urban transitioning communities and municipalities, while also serving as CEO of BAW Development, LLC, a national real estate development company concentrating on redevelopment and consulting services in diverse communities. He joins the Audit Committee and the Corporate Responsibility and Culture Committee.

Rheo A. Brouillard has more than 40 years of experience in the financial services industry, holding key roles at multiple financial services institutions.  Mr. Brouillard most recently served as Director, President and CEO of SI Financial Group, Inc.  Berkshire recently acquired SI Financial, together with its Willimantic CT based subsidiary, Savings Institute Bank & Trust.  Mr. Brouillard has been a staunch supporter of community development associations throughout his career and a champion for the communities he serves in Southeast New England.  He joins the Compliance and Regulatory Committee and the Risk Management and Capital Committee.

William H. Hughes III has over 30 years of business experience with expertise in strategy development and execution, technology services and cybersecurity.   Mr. Hughes is the founder and President of Open4 Learning, an advisory business that is focused on innovation and growth in the education technology and employment technology sectors.  He is also the founding Manager of CyberHabits LLC, which is a learning-centered cybersecurity solutions company.  A Boston-area resident, Mr. Hughes joins the Compensation Committee and the Risk Management and Capital Committee.

“I’m pleased to welcome our new directors,” commented Chairman William J. Ryan.  “These three individuals enhance our Board of Directors with their wealth of experience in various sectors and bring further diversity into our board room through their respective expertise and backgrounds.  These directors also bring a fluid working knowledge of our Southeast New England, Boston and New Jersey markets.  I look forward to adding their perspectives and insights to our Board.”

Messrs. Adofo-Wilson, Brouillard and Hughes were also appointed to the Board of Directors of Berkshire Bank.

In addition to these appointments, the following changes have been made to the membership of various Board Committees:

•	Pamela A. Massad has moved from the Compliance and Regulatory Committee to the Audit Committee.

•	David M. Brunelle has moved from the Compliance and Regulatory Committee to the Corporate Governance/Nominating Committee.

•	Laurie Norton Moffat has moved from the Risk Management and Capital Committee to the Corporate Governance/Nominating Committee.

“These changes are important steps as we continue our evolution as a 21st-century community bank,” added President and CEO, Richard M. Marotta. “Our new members expand our skill set and provide insight into new areas of expertise that will be vital to our progress.   Additionally, Ms. Norton Moffat is a strong addition to the Corporate Governance/Nominating Committee, while Ms. Massad will bring her extensive legal and financial institutions background to the Audit Committee.  As a member of the Board and a shareholder, I look forward to their growing contributions to our governance.”

About Berkshire Bank

Berkshire Bank is recognized for its entrepreneurial approach, relationship customer experience, and distinctive culture embracing and celebrating the diversity of all customers, employees and, suppliers - as its commitment to diversity continues to grow. With $13.9 billion in assets, Berkshire provides business and consumer banking, mortgage, wealth management, investment and, insurance services through 132 branch offices in New York, Connecticut, Vermont, New Jersey, Pennsylvania, Rhode Island and Massachusetts, including Commerce Bank, a division of Berkshire Bank. Berkshire Hills Bancorp, Inc. (NYSE: BHLB) is the parent of Berkshire Bank. Berkshire Bank was named one of Massachusetts' Most Charitable Companies by the Boston Business Journal in 2018. To learn more, visit www.berkshirebank.com, call 800-773-5601 or follow us on: Facebook, Twitter, Instagram and, LinkedIn.  Berkshire Bank is the official bank of NESN's Boston Bruins coverage.   Life is Exciting.  Let us help.®

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